As filed with the Securities and Exchange Commission on March 25, 2022

Registration Statement File No. 333-196432

Registration Statement File No. 333-212375

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

POST-EFFECTIVE AMENDMENT NO. 1 TO FORM S-8 REGISTRATION STATEMENT (No. 333-196432)

POST-EFFECTIVE AMENDMENT NO. 1 TO FORM S-8 REGISTRATION STATEMENT (No. 333-212375)

UNDER THE SECURITIES ACT OF 1933

CyrusOne Inc.
(Exact Name of registrant as specified in its charter)

Maryland	46-0691837
(State or Other Jurisdiction of Incorporation or Organization)	(IRS Employer Identification Number)

2850 N. Harwood Street, Suite 2200

Dallas, TX 75201

(Address, including zip code, of principal executive offices)

CyrusOne Inc. 2014 Employee Stock Purchase Plan

Restated CyrusOne 2012 Long Term Incentive Plan

(Full title of the plan)

Robert M. Jackson, Esq.

Executive Vice President, General Counsel and Secretary

2850 N. Harwood Street, Suite 2200

Dallas, TX 75201

(972) 350-0060

(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copies to:

William V. Fogg, Esq.

Erik R. Tavzel, Esq.

Andrew C. Elken, Esq.

Cravath, Swaine & Moore LLP

Worldwide Plaza

825 Eighth Avenue

New York, NY 10019

(212) 474-1000

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company, or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company,” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer ☒	Accelerated filer ☐
Non-accelerated filer ☐	Smaller reporting company ☐
Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act. ☐

EXPLANATORY NOTE/DEREGISTRATION OF SECURITIES

CyrusOne Inc., a Maryland corporation (the “Registrant”), is filing these post-effective amendments (collectively, these “Post-Effective Amendments”) to the following Registration Statements on Form S-8 (collectively, the “Registration Statements”), which have been previously filed with the Securities and Exchange Commission (the “SEC”), to deregister any and all shares of the Registrant’s common stock, par value $0.01 per share (“Common Shares”), registered but unsold or otherwise unissued under each such Registration Statement as of the date hereof:

1.	Registration Statement File No. 333-196432, filed with the SEC on May 30, 2014, registering 200,000 Common Shares issuable under the CyrusOne Inc. 2014 Employee Stock Purchase Plan; and

2.	Registration Statement File No. 333-212375, filed with the SEC on July 1, 2016, registering 6,208,328 Common Shares issuable under the Restated CyrusOne 2012 Long Term Incentive Plan.

On March 25, 2022, pursuant to the Agreement and Plan of Merger, dated as of November 14, 2021, by and among Cavalry Parent L.P., a Delaware limited partnership (“Parent”), Cavalry Merger Sub LLC, a Delaware limited liability company and a wholly owned subsidiary of Parent (“Merger Sub”), and the Registrant, Merger Sub was merged with and into the Registrant, with the Registrant surviving such merger as a wholly owned subsidiary of Parent (the “Merger”). These Post-Effective Amendments are being filed as a result of the Merger.

The Registrant, by filing these Post-Effective Amendments, hereby terminates the effectiveness of the Registration Statements and removes from registration any and all Common Shares registered but unsold or otherwise unissued under the Registration Statements as of the date hereof. This filing is made in accordance with an undertaking made by the Registrant in Part II of each Registration Statement to remove from registration by means of a post-effective amendment any securities that had been registered for issuance but remain unsold at the termination of the offering.

SIGNATURE

Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused these Post-Effective Amendments to be signed on its behalf by the undersigned, thereunto duly authorized, in Dallas, Texas, on March 25, 2022.

CYRUSONE INC.

By:	/s/ Robert M. Jackson
Robert M. Jackson
Executive Vice President, General Counsel and Secretary

No other person is required to sign these Post-Effective Amendments in reliance upon Rule 478 under the Securities Act of 1933.